EXECUTION VERSION

Exhibit 10.28
Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K The omitted information is (i) not material and (ii) would likely cause competitive harm to Biohaven Pharmaceutical Holding Company Ltd. if publicly disclosed. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.
ZYDIS® COMMERCIAL SUPPLY AGREEMENT(Rimegepant / BHV3000)
This Zydis® Commercial Supply Agreement is made as of this 29th day of June, 2018 (“Effective Date”), by and between Biohaven Pharmaceuticals, Inc., a Delaware corporation with a place of business at 234 Church Street, Suite 301, New Haven, CT 06510, USA (“Client”), and Catalent U.K. Swindon Zydis Limited, a company organized under the laws of Scotland (registered number SCO70961) with a place of business at Frankland Road, Blagrove, Swindon, Wiltshire, UK SN5 8YG (“Catalent”).
RECITALS
A.Client develops, markets and sells pharmaceutical products;
B.Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies;
C.Catalent and its Affiliates have developed and licensed proprietary technology for the manufacture of the patented Zydis® Fast Dissolving Dosage Form (“Zydis”) for the administration of pharmaceutical drugs (collectively, along with the Zydis Patents and all data, results and information relating to Zydis and the Zydis Patents (whether produced prior to or after the Effective Date), the “Zydis Technology”);
D.Client and Catalent have entered into a Zydis Development and License Agreement dated November 20, 2017 (the “Development Agreement”), pursuant to which Catalent developed a Zydis formulation of the API (as defined below);
E.Client desires to have Catalent provide the services set forth in this Agreement (as defined below) in connection with Client’s Product (as defined below), and Catalent desires to provide such services, all pursuant to the terms and conditions in this Agreement.
        THEREFORE, in consideration of the circumstances described above and the mutual covenants, terms and conditions set forth below, the parties agree as follows:
ARTICLE 1
DEFINITIONS
The following terms have the following meanings in this Agreement:
1.1 “Acknowledgement” has the meaning set forth in Section 4.3(B).

1.2 “Affiliate(s)” means, with respect to Client or any Third Party, any Person, other than Client or such Third Party, that directly or indirectly controls, is controlled by or is under common control with Client or such Third Party; and with respect to Catalent, Catalent, Inc. and any corporation, firm, partnership or other entity controlled by it. For purposes of this definition, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.
1.3 “Agreement” means this document, including all its Attachments and other appendices (all of which are incorporated by reference) and any amendment to any of the foregoing made in accordance with Section 18.1.
1.4 “API” means the compound (5 S,6S,9R)-5-amino-6-(2,3-difluorophenyl)-6, 7 ,8, 9-tetrahydro-5H-cyclohepta[b ]pyridin-9-yl 4-(2-oxo-2,3-dihydro-l H-imidazo[ 4,5-b ]pyridin-1-yl)piperidine-1-carboxylate, also known as rimegepant and BHV3000, or a salt thereof.
1.5 “API Inventions” has the meaning set forth in Article 11.
1.6 “Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Processes Product, including cGMP; provided, however, that with respect to cGMP, Catalent shall comply with the laws, ordinances, rules and regulations currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the U.S, Europe and following its separation from the European Union, the United Kingdom.
1.7 “Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.
1.8 “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent.
1.9 “Catalent Defective Processing” has the meaning set forth in Section 5.2.
1.10 “Catalent Indemnitees” has the meaning set forth in Section 13.2.
1.11 “Catalent IP” has the meaning set forth in Article 11.
1.12 “CGRP Compound” means any molecule that is designed to bind to either calcitonin gene related peptide (“CGRP”) or a CGRP.

1.13 “cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively). In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended; and in the European Union, this includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.
1.14 “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.15 “Client Indemnitees” has the meaning set forth in Section 13.1.
1.16 “Client IP” has the meaning set forth in Article 11.
1.17 “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment B, including API and reference standards.
1.18 “Collaborator” means, with respect to Client, any Person other than an Affiliate, that contractual privity with Client or an Affiliate of Client which is engaged in the research, development, commercialization, marketing, distribution, sales or support of drug substances or drug products on behalf of Client or its Affiliates.
1.19 “Commencement Date” means the first date upon which a Regulatory Authority approves Catalent as a manufacturer of any Product.
1.20 “Confidential Information” has the meaning set forth in Section 10.1.
1.21 “Contract Year” means each consecutive 12 month period beginning on the Commencement Date or anniversary thereof, as applicable.
1.22 “Defective Product” has the meaning set forth in Section 5.2.
1.23 “Delayed Approval Fee” has the meaning set forth in Section 7.3.
1.24 “Development Agreement” has the meaning set forth in Recital D.
1.25 “Discloser” has the meaning set forth in Section 10.1.
1.26 “Effective Date” has the meaning set forth in the introductory paragraph.
1.27 “Exception Notice” has the meaning set forth in Section 5.2.
1.28 “Facility” means Catalent’s facility located in Swindon, UK; or such other facility as agreed by the parties in writing.
1.29 “Firm Commitment” has the meaning set forth in Section 4.2.
1.30 “Invention” has the meaning set forth in Article 11.

1.30.1 “Launch Date” means the date of first commercial sale of the Product made by the Client into the Territory
1.31 “Losses” has the meaning set forth in Section 13.1.
1.32 “Minimum Requirement” has the meaning set forth in Section 4.1.
1.33 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.34 “Process” or “Processing” means (i) the qualification, validation and stability services for the Product and (ii) the compounding, filling or pressing, producing and bulk packaging (including initial blister packaging but not secondary or retail packaging) of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement and the Quality Agreement.
1.35 “Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement.
1.36 “Process Inventions” has the meaning set forth in Article 11.
1.37 “Product” means an orally disintegrating tablet pharmaceutical formulation containing the API which product falls within the claims of the Zydis® Patents or otherwise incorporates Zydis Technology, as more specifically described in the Specifications. A “unit” of Product is one tablet.
1.38 “Product Maintenance Services” has the meaning set forth in Section 2.3.
1.39 “Purchase Order” has the meaning set forth in Section 4.3(A).
1.40 “Quality Agreement” has the meaning set forth in Section 9.6.
1.41 “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, as provided in Attachment B, but excluding Client-supplied Materials.
1.42 “Recall” has the meaning set forth in Section 9.5.
1.43 “Recipient” has the meaning set forth in Section 10.1.
1.44 “Regulatory Approval” means each approval, permit, product and/or establishment license, registration or authorization, including each approval pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of a Regulatory Authority that is necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.
1.45 “Regulatory Authority” means an international, federal, state or local governmental or regulatory body, agency, department, bureau, court or other entity in the Territory that is responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. In the United States, this includes the United States Food and Drug Administration; and in the European Union, this includes the European Medicines Agency.
1.46 “Representatives” of an entity means such entity’s duly authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.
1.47 “Review Period” has the meaning set forth in Section 5.2.
1.48 “Rolling Forecast” has the meaning set forth in Section 4.2.
1.49 “Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, as modified from time to time in accordance with Article 8.
1.50  “Term” has the meaning set forth in Section 16.1.
1.51 “Territory” means worldwide, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any governmental authority, including those imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
1.52 “Third Party” means shall mean any Person other than Catalent and its Affiliates, and Client and its Affiliates and Collaborators.
1.53 “Unit” has the meaning set forth on Attachment C.
1.54  “Unit Pricing” has the meaning set forth in Section 7.1(B).
1.55 “Validation Services” has the meaning set forth in Section 2.1.
1.56 “Vendor” has the meaning set forth in Section 3.2(B).
1.57 “Zydis” has the meaning set forth in Recital C.
1.58 “Zydis Patents” has the meaning set forth in the Development Agreement.
1.59 “Zydis Technology” has the meaning set forth in Recital C.

ARTICLE 2
VALIDATION, PROCESSING & RELATED SERVICES
2.1 Validation Services. Catalent shall perform the Product qualification, validation and stability services described in Attachment A (the “Validation Services”).
2.2 Supply and Purchase of Product. Catalent shall Process Product in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement. During the Term, but no longer than for [***] from Commencement Date, Client and its Affiliates shall purchase exclusively from Catalent all of Client’s and its Affiliates’ requirements of Product in the Territory. Client shall have no right to self-manufacture or to have a Third Party manufacture Product unless Catalent is unable to supply Client with Client’s Minimum Requirement for Product for a period of [***]. Catalent shall use commercially reasonable efforts to ensure continuous supply of Product. In case of limited manufacturing capacity, Catalent shall not disadvantage Processing of Product compared to other products. Promptly after execution of this Agreement, the parties shall develop a Product supply plan with the goal of ensuring a continuous supply of Product to Client during the Term.
2.3 Product Maintenance Services. Catalent shall provide and Client will receive those product maintenance services specified in Attachment D (the “Product Maintenance Services”).
2.4 Other Related Services. Catalent shall provide other Product-related services, other than Validation Services, Processing or Product Maintenance Services, as either specified in Attachment D or agreed in writing by the parties from time to time. Such writing shall include the scope and fees for any such services and be appended to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services.
ARTICLE 3
MATERIALS
3.1 Client-supplied Materials.
A.Client shall supply to Catalent for Processing, at Client’s cost, Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product. Client shall deliver such items and associated certificates of analysis to the Facility no later than [***] days (but not earlier than [***] days) before the Processing Date. Client shall be responsible at its expense for securing any necessary export, import or other governmental clearance, permit or certification required in respect of such supply. Catalent shall use Client-supplied Materials solely for Processing. Prior to delivery of any Client-supplied Materials, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any governmental certification or authorization that may be required under Applicable Laws relating to the API and Product, and thereafter shall provide promptly any update thereto.
B.Catalent shall inspect all Client-supplied Materials received to verify their identity. Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test Client-supplied Materials it receives to confirm that they meet the associated specifications, certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Client prompt notice of such nonconformity. Catalent shall not be liable for any defect in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost.
C.Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss of any such Client-supplied Materials unless as a result of gross negligence by Catalent.
3.2 Raw Materials.
A.Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed by the parties in writing. Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in good faith an appropriate amendment to this Agreement, including Section 4.2.
B.Client may require a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material. In such an event, (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of this Agreement. If the cost of the Raw Material from any such Vendor is greater than Catalent’s costs for the same raw material of equal quality from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing. Client will be responsible for all costs associated with qualification of any such Vendor that has not been previously qualified by Catalent.
C.In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) termination or expiration of this Agreement, Client shall bear the cost of any unused Raw Materials (including packaging) unusable for Processing or Product and unused by Catalent for another customer, so long as Catalent purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.
3.3 Artwork and Labeling. Client shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any. Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof. Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder without Client’s written consent.

ARTICLE 4
MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS
4.1 Minimum Requirement. [***].
4.2 Forecast. On or before the 10th day of each calendar month, beginning at least 6 months prior to the anticipated Commencement Date, Client shall furnish to Catalent a written 12 month rolling forecast of the quantities of Product that Client intends to order from Catalent during such 12-month period (the “Rolling Forecast). The first 3 months of each Rolling Forecast shall constitute a binding order for the quantities of Product specified in such Rolling Forecast (the “Firm Commitment”) and the following 9 months of the Rolling Forecast shall be non-binding, good-faith estimates.
4.3 Purchase Orders.
A.From time to time as provided in this Section 4.3(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (each, a “Purchase Order”); provided, that all Purchase Orders shall be in full batch quantities. Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least 150 days in advance of the delivery date requested in the Purchase Order.
B.Promptly following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (each, an “Acknowledgement”) that it accepts or rejects such Purchase Order. Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, and shall include the Processing Date. Catalent may reject any Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.
C.Notwithstanding Section 4.3(B), Catalent shall use commercially reasonable efforts to supply Client with quantities of Product set forth in a Purchase Order which are up to [***]% in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity.
D.In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.
4.4 Catalent’s Cancellation of Purchase Orders. Notwithstanding anything in Section 4.3 and 4.5 to the contrary, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to supply conforming Client-supplied Materials prior to the deadline set forth in Section 3.1. [***]
4.5 Client’s Modification or Cancellation of Purchase Orders.

A. Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least [***] days in advance of the earliest Processing Date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and notwithstanding any such written approval, Client shall remain responsible for the Firm Commitment.
B. Notwithstanding any amount due to Catalent under Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall pay to Catalent in accordance with Article 7 the Unit Pricing for all Units that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment.
C. [***]
4.6 Unplanned Delay or Elimination of Processing. Catalent shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. Catalent shall provide Client with as much advance notice as practicable if Catalent determines that any Processing will be delayed or eliminated for any reason. If a delay in supply of Product, which is solely due the Catalent, is the sole cause that Client is unable to reach the Minimum Requirement, Client will only be obligated to pay for actual Product delivered.
ARTICLE 5
TESTING; SAMPLES; RELEASE
5.1 Batch Records and Data; Release. Unless otherwise agreed to by the parties during their ordinary course of dealings, after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records promptly following resolution of the out-of-Specification result. After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with a certificate of analysis for such Batch. Issuance of a certificate of analysis constitutes release of the Batch by Catalent to Client. Client shall be responsible for final release of Product (including testing, at its cost) to the market.
5.2 Testing; Rejection. Following Client’s receipt of a shipment of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met. Unless within 20 days after Client’s receipt of a Batch (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch does not meet the warranty set forth in Section 12.1 (“Defective Product”), and provides a sample of the alleged Defective Product, the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch. Upon timely receipt of an Exception Notice from Client, Catalent shall conduct an appropriate investigation in its discretion to determine whether it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity. If Catalent agrees that Product is Defective Product and determines that the cause of nonconformity is attributable to Catalent’s negligence or willful misconduct (“Catalent Defective Processing”), then Section 5.4 shall apply. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall be deemed not Catalent Defective Processing.

5.3 Discrepant Results. If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this is not resolved within 30 days of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials. The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.
5.4  Defective Processing. Catalent shall, at its option, either (A) re-Process (or if re-Processing is not permissible under cGMPs, then replace), at its cost any Batch of Defective Product attributable to Catalent Defective Processing (and Client shall be liable to pay for either the rejected Batch(es) or the replacement Batch(es), but not both), or (B) credit any payments made by Client for such rejected Batch. THE OBLIGATION OF CATALENT TO RE-PROCESS (OR REPLACE) DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT, IN EACH CASE WHICH DEFECTIVE PRODUCT IS ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING, SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED. FOR CLARITY, NOTWITHSTANDING THE FOREGOING, TO THE EXTENT CLIENT HAS A RIGHT UNDER THIS AGREEMENT TO TERMINATE THIS AGREEMENT THAT DOES NOT ARISE FROM OR RELATE TO DEFECTIVE PROCESSING PURSUANT TO ARTICLE 5, SUCH RIGHT TO TERMINATE SHALL CONTINUE TO APPLY.

5.5 Supply of Material for Defective Product. In the event Catalent reprocesses (or if re-Processing is not permissible under cGMPs, then replaces) Defective Product pursuant to Section 5.4, Client shall supply, at its cost, Catalent with sufficient quantities of Client-supplied Materials in order for Catalent to complete such reprocessing or replacing.
ARTICLE 6
DELIVERY
6.1 Delivery. Catalent shall pack, label and deliver Product Ex Works (Incoterms 2010) the Facility promptly following Catalent’s release of Product in accordance with Applicable Laws and Catalent’s standard procedures. Catalent shall segregate and store all Product until tender of delivery. Title to Product shall transfer to Client upon Catalent’s tender of delivery. Client shall qualify at least 1 carriers to ship Product and then designate the priority of such qualified carriers to Catalent.
6.2 Storage Fees. If Client fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and have the right to invoice Client monthly following such scheduled delivery for reasonable administration and storage costs.

6.3 Bill and Hold. From time to time, at the Client’s request, the agreed delivery date of the Purchase Order may be extended under a bill and hold arrangement as more fully set forth below. For each such Batch of stored Product, Client agrees that: (A) Client has made a fixed commitment to purchase the Product, (B) risk of loss for such Product passes to Client upon placement into storage, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) the Client shall identify a fixed delivery date for the Product and (E) Client agree to be invoiced and to pay such invoice in accordance with the Payment terms set forth in this Agreement. Upon making a request for a bill and hold arrangement, Client shall provide Catalent with a letter confirming items (A) through (E) of this Section for each Batch of stored Product.

6.4
ARTICLE 7
PAYMENTS
7.1 Fees. In consideration for Catalent performing services hereunder:
A.Client shall pay to Catalent the fees for Validation Services set forth on Attachment A. Catalent shall submit an invoice to Client for such fees upon the completion of the relevant phase of the Validation Services.
B.Client shall pay Catalent the unit pricing for Product set forth on Attachment C (together with any subsequent updates to pricing, the “Unit Pricing”). Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product as provided in Section 6.1.
C.Client shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment D. Catalent shall submit an invoice to Client for such fees upon the Effective Date and upon each anniversary of the Effective Date during the Term.
D.Other Fees. Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.4, 4.1, 6.2 and 16.3, and Attachment D. Catalent shall submit an invoice to Client for such fees as and when appropriate.
7.2 Unit Pricing Increase. The Unit Pricing shall be adjusted on an annual basis, effective on each anniversary date of the Effective Date, upon 90 days’ prior written notice from Catalent to Client, to reflect increases or decreases in, among other things, labor, utilities and overhead and shall be in an amount equal to the increase in the Producers Output Pricing Index (“POPI”) as defined in tables MM22 under category K3BI, as published on www.ons.gov.uk; provided, however, that no increase or decrease in Unit Pricing shall be made to the portion of Unit Pricing that represents royalties under the Development Agreement. In addition, in the event there are proposed price increases for Raw Materials, labor, utilities and components in excess of POPI, the parties shall use commercially reasonable efforts to minimize such price increases and Catalent shall pass such price increases through to Client, without mark-up, at the time of such price increase through an adjustment to the Unit Pricing.

7.3 Product Approval. If any Regulatory Approval necessary for Catalent to commence Processing at the Facility has not been obtained by Client within 12 months following the Effective Date, then Client shall pay to Catalent a fee as provided in Attachment C (“Delayed Approval Fee”) until such Regulatory Approval has been obtained and Catalent is able to commence Processing.
7.4 Payment Terms. Payment of all Catalent invoices shall be due 30 days after the date of invoice. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. If any payment is not received by Catalent by its due date, then Catalent may, in addition to other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at 2% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws).
7.5 Advance Payment. Notwithstanding any other provision of this Agreement to the contrary, if at any time Catalent determines that Client’s credit is impaired, Catalent may require payment in advance before performing any further service under this Agreement, including any Processing, or making any further shipment of Product. If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make any payment when due, Catalent shall have the right, at its option, to suspend any further performance under this Agreement until such default is corrected, without such suspension releasing Client from its obligations under this Agreement.
7.6 Taxes. All taxes, duties and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of Client-supplied Materials, services or Product prior to or upon provision or sale, as the case may be, whether assessed on Catalent or Client, are the responsibility of Client, and either Client shall reimburse Catalent for all such taxes, duties or other amounts paid by Catalent or such sums will be added to invoices directed at Client. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
7.7 Client and Third Party Expenses. Except as may be expressly covered by Product Maintenance Service fees, Client shall be responsible for 100% of its own and all third-party expenses associated with development, Regulatory Approval and commercialization of Product, including regulatory filings and post-approval marketing studies.
7.8 Development Batches. Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated. Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent in the Processing of the out-of-Specification Batch. Catalent and Client shall cooperate in good faith to resolve any problem causing the out-of-Specification Batch.
ARTICLE 8

CHANGES TO SPECIFICATIONS
All Specifications and any change to the Specifications agreed by the parties from time to time shall be in writing, dated and signed by the parties. Any change to the Process shall be deemed a Specification change. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good-faith efforts to agree to the terms of such change in a timely manner. As soon as practicable after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with agreed changes to the Specifications. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.
ARTICLE 9
RECORDS; REGULATORY MATTERS
9.1 Recordkeeping. Catalent shall maintain materially complete and accurate Batch, laboratory data and other technical records relating to Processing in accordance with Catalent standard operating procedures. Such information shall be maintained for a period of at least 2 years from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.
9.2 Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product. Client shall obtain and maintain all other Regulatory Approvals, authorizations and certificates with respect to Product or the services provided pursuant to this Agreement, including those necessary for Catalent to commence Processing.   Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent, which consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized Representatives of both Parties. Upon written request, Client shall provide Catalent with a copy of each Regulatory Approval required to distribute, market or sell Product in the Territory. If Client is unable to provide such information, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and expense. The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing under this Agreement.
9.3 Governmental Inspections and Requests. Catalent shall promptly advise Client if an authorized agent of any Regulatory Authority notifies Catalent that the agent intends to or does visit the Facility where at least one purpose relates to Processing. Upon request, Catalent shall provide Client with a copy of any report issued by such Regulatory Authority received by Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent or Catalent’s other customers. Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Client shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities in connection with Product, and pay the fees specified in Attachment D, to the extent applicable.
9.4 Client Facility Audits. During the Term, Client’s Representatives shall be granted access upon at least 10 business days’ prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.2, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records. Client may not conduct an audit under this Section 9.4 more than once during any 12-month period; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or its Processing. Client’s Quality Assurance Manager will arrange Client audits with Catalent Quality Management. Audits and inspections under this Section 9.4 shall be designed to minimize disruption of operations at the Facility. Such Representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance. Client shall indemnify and hold harmless Catalent for any action, omission or other activity of its Representatives while on Catalent’s premises. Client’s Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.
9.5 Recall. If a Regulatory Authority orders or requires the recall of any Product supplied pursuant to this Agreement or if Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other party in writing. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. If Client believes a Recall may be necessary with respect to any Product supplied under this Agreement, Client shall promptly notify Catalent and Catalent shall provide all necessary cooperation and assistance to Client. Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comment from Catalent. The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by Catalent’s breach of its obligations under this Agreement, violation of Applicable Laws or its negligence or willful misconduct, in which case Catalent shall bear the reasonable, actual and documented administrative costs incurred by Client for such Recall and, if applicable, the cost of replacing Product subject to Recall, both to the extent and as provided in Article 5.
9.6 Quality Agreement. Within 6 months after the Effective Date, and in any event prior to the first Processing of Product under this Agreement, the parties shall negotiate in good faith and enter into a quality agreement on Catalent’s standard template (the “Quality Agreement”). The

Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth in that agreement. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to any commercial matter, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
9.7 Regulatory Authority Fees. Catalent reserves the right to assess Client for any Regulatory Authority fees that may be established by any regulatory authority, which fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s product or Client-supplied materials. Without limiting the foregoing, Client shall reimburse Catalent for any Regulatory Authority fees Catalent may be required to pay pursuant to the Generic Drug User Fee Amendments of 2017, (“GDUFA Fees”), where such fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s product or Client-supplied materials. A Catalent facility incurs GDUFA Fees when that Catalent facility is referenced in an approved ANDA. GDUFA Fees are assessed by the FDA on October 1st of each year and shall be paid by Client annually, where applicable. On or after October 1st of each year, Catalent will invoice Client for Client’s pro-rata share of the annual GDUFA Fee Catalent incurs for each Catalent manufacturing or packaging facility identified in Client’s approved ANDA(s). This includes, but is not limited to, any Catalent facility which manufactured or packaged Client’s registration batches. Catalent will invoice Client for reimbursement of all other payments or fees at the time they are incurred by Catalent. Client shall pay all such invoices within 30 days from the date of such invoice.
ARTICLE 10
CONFIDENTIALITY AND NON-USE
10.1 Definition. As used in this Agreement, the term “Confidential Information” means all confidential information of the disclosing person of whatever type, including all information furnished by or on behalf of Catalent or Client (as the case may be, “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (for purposes of this Article 10, “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information furnished by Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence and terms of this Agreement.
10.2 Exclusions. Notwithstanding anything in Section 10.1 to the contrary, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by Recipient at the time of disclosure as evidenced by Recipient’s written records, (C) becomes available to Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for Recipient without reference to Discloser’s Confidential Information as evidenced by Recipient’s written records.
10.3 Mutual Obligation. Recipient A) will keep confidential all Confidential Information, employing such protections as it would use for its own Confidential Information of a similar type but in no case less than reasonable protections under the circumstances, (B) will not use Discloser’s Confidential Information except in connection with the performance of its obligations under this Agreement, and (C)will not disclose to any third party, without Discloser’s prior written consent, Discloser’s Confidential Information, except that Recipient may disclose Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (I) need to know such Confidential Information for the purpose of performing under this Agreement, (II) are advised of the contents of this Article and (III) are bound to Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.
10.4 Permitted Disclosure. Recipient may disclose Discloser’s Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, Recipient shall give Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Any such disclosure, however, shall not relieve Recipient of its obligations under this Agreement.
10.5 No Implied License. Except as expressly set forth in Section 10.1, Recipient will obtain no right of any kind or license under any of Discloser’s Confidential Information, including any patent application or patent, by reason of this Agreement. Discloser’s Confidential Information will remain Discloser’s sole property, subject to Article 11.
10.6 Return of Confidential Information. Upon expiration or termination of this Agreement, Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within 30 days either return or destroy (and certify as to such destruction) all of Discloser’s Confidential Information, including any copy of such information, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.
10.7 Survival. The obligations of this Article will terminate 5 years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under law.
ARTICLE 11
INTELLECTUAL PROPERTY
11.1 As used in this Agreement, “Client IP” means all intellectual property and related embodiments owned by or licensed to Client as of the Effective Date or developed by Client other than in connection with this Agreement; “Catalent IP” means all intellectual property and related embodiments owned by or licensed to Catalent as of the Effective Date or developed by Catalent other than in connection with this Agreement; “Invention” means any intellectual property developed by either party or jointly by the parties in connection with this Agreement; “API Inventions” means any Invention that relates exclusively to the Client IP, Client’s patented API or Client’s proprietary Zydis® formulation of the API; and “Process Inventions” means any Invention, other than an API Invention, that relates exclusively to Catalent IP, Catalent’s Confidential Information, improvements to the Zydis® Technology, Catalent’s manufacturing processes or that relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to such items solely to the extent necessary to perform its obligations under this Agreement. All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement. The parties shall cooperate to achieve the allocation of rights to Inventions set forth in this Article 11, and each party shall be solely responsible for costs associated with the protection of its intellectual property. For avoidance of doubt, this Article 11 is intended to be in addition to, and not in lieu of, provisions regarding the allocation of rights in intellectual property set forth in the Development Agreement. In particular, this Article 11 shall not affect or impair Article 5 of the Development Agreement. In the event of a conflict between this Article 11 and Article 5 of the Development Agreement, Article 5 of the Development Agreement shall control.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1 Catalent. Catalent represents, warrants and undertakes to Client that:
A.At the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and cGMP and the Product shall be in conformity with the applicable Specifications and the Quality Agreement and shall not have been adulterated, misbranded or mislabeled within the meaning of Applicable Laws and cGMP; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials (including artwork, advertising and labeling);
B.To its knowledge, there are no patents owned by any Third Parties related to the Zydis Technology that are not owned by, or licensed to, Catalent or its Affiliates, that would be infringed or misused by Catalent’s performance under this Agreement; and, to its knowledge, no trade secret, trademark, trade name, copyright or other proprietary rights of any Third Party would be infringed or misused by Catalent’s performance of this Agreement; provided, however, that Catalent’s representation under this Section 12.1 (B) shall not extend to activities conducted by Catalent due to Client’s exercise of control over the Processing;
C  it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b);

D Catalent will deliver Product to Client with unencumbered title;
E The Facility and its operation in Processing shall be in compliance with Applicable Laws, including health, safety and environmental permits and Regulatory Approvals, necessary for the operation of the Facility or conduct of the Processing;
F Catalent has not employed and does not employ, and will promptly take appropriate disciplinary actions against and immediately remove from any service, any individual who is or becomes debarred under 21 U.S.C. § 335(a) or (b) or any comparable provision of any other Applicable Laws, and will provide, upon request by Client, a certification that it has not employed and does not employ, and will promptly take appropriate disciplinary actions against and immediately cease using any such individual in the provision of any services under this Agreement; and
G Catalent has the right to use the Zydis Technology in the activities conducted by it in the performance of this Agreement.

12.2 Client. Client represents, warrants and undertakes to Catalent that:
A.[***];
B.The content of all artwork provided by or on behalf of Client to Catalent shall comply with all Applicable Laws;
C.All Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with Applicable Laws relating to Client’s performance under this Agreement;
D.Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Product;
E.Client has the right to permit Catalent to use in Catalent’s performance of this Agreement all Client IP related to the Product, Client-supplied Materials (including artwork) or the Processing of Product and Client-supplied Materials; to its knowledge, there is no patent owned by a Third Party related to the Client IP used to Process Product that would be infringed or misused by Catalent’s performance under this Agreement; and, to its knowledge, no trade secret trademark, trade name, copyright or other proprietary right of any Third Party would be infringed or misused by Catalent’s performance under this Agreement; provided, however, that Client’s representation under this Section 12.2 (E) shall not extend to activities conducted by Catalent except to the extent due to Client’s exercise of control over the Processing; and
F.Client will supply Client-supplied Materials to Catalent with unencumbered title.
12.3 Mutual Representation. Furthermore, Catalent and Client both represent, warrant and undertake that no transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States.
12.4 Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 13
INDEMNIFICATION
13.1 Indemnification by Catalent. Catalent shall indemnify, defend and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of, relating to or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any negligence or willful misconduct by Catalent; or (C) any actual or alleged infringement or violation of any Third Party patent, trade secret, copyright, trademark or other proprietary right by the Zydis Technology; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.
13.2 Indemnification by Client. Client shall indemnify, defend and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Catalent Indemnitees”) from and against any and all Losses arising out of, relating to or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Processing to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trial utilizing Product or API, (E) any actual or alleged infringement or violation of any Third Party patent, trade secret, copyright, trademark or other proprietary right by intellectual property or other information provided by Client, including Client-supplied Materials, or (F) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement. In addition, Client shall indemnify and hold harmless the Catalent Indemnitees from and against any and all Losses arising out of or resulting from any federal regulatory filings by or on behalf of Client or any of its Affiliates, including Losses incurred by Catalent arising from filings under 21 U.S.C. 355 and/or Section 505 of the Food and Drug Act (or non-U.S. equivalents) and related claims or proceedings (including Losses associated with Catalent’s obligation to respond to third party subpoenas).
13.3 Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period shall not relieve the indemnifying party of its obligations under this Article 13 except to the extent, if any, the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), provided, that the indemnifying party shall promptly provide and continuously maintain such defense (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.
ARTICLE 14
LIMITATIONS OF LIABILITY
14.1 CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT.
14.2 EXCEPT FOR CATALENT’S BREACH OF THE TERMS OF THIS AGREEMENT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND CATALENT’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 13 FOR THIRD PARTY DEATH OR BODILY HARM, CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [***].
14.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE 15
INSURANCE
Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability insurance with a per-occurrence limit of not less than [***]; (B) Products and Completed Operations Liability insurance with a per-occurrence limit of not less than [***]; (C) Workers’ Compensation insurance with statutory limits and Employers Liability insurance with limits of not less than [***] per accident; and (D) All Risk Property insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, the Facility as required under this Agreement. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than [***] or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than [***]. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII. If any required insurance policy is written on a claims-made basis, such policy shall be maintained throughout the Term and for a period of at least 3 years thereafter. Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance or qualification to self-insurance in accordance with the requirements of this Article 15.
ARTICLE 16
TERM AND TERMINATION
16.1 Term. This Agreement shall commence on the Effective Date and shall continue until the later of (i) the expiration or termination of the Development Agreement or (ii) [***] from the commercial Launch of the Product in the Territory, unless earlier terminated in accordance with Section 16.2 (such term, including any extension in accordance with this Section 16.1, the “Term”). Unless this Agreement is terminated in accordance with Section 16.2, the Term shall automatically extend for successive 2-year periods unless and until one party gives the other party at least 12 months’ prior written notice of its desire to terminate as of the end of the then-current Term.
16.2 Termination. This Agreement may be terminated immediately without further action:
A.by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or
B.by either party if the other party materially breaches this Agreement and such breach is not cured within 60 days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within 10 days of receipt of notice of non-payment from Catalent.
16.3 Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any right or obligation that accrued to the benefit of either party prior to such expiration or termination. In the event of a termination of this Agreement:
A.Catalent shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding invoices have been paid in full;

B.Client shall pay Catalent all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), all Product being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii));
C.in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), Client shall pay Catalent for all costs and expenses incurred, and all noncancellable commitments made, in connection with Catalent’s performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.
16.4 Survival. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.6 (Taxes), 7.7 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.5 (Recall), 12.4 (Limitations), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.
ARTICLE 17
NOTICE
All notices and other communications under this Agreement shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when delivered by facsimile transmission (receipt verified); (D) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (E) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:    Biohaven Pharmaceuticals, Inc.
            234 Church Street, Suite 301
            New Haven, CT 06510 USA
Attn: Robert Berman, M.D. Chief Medical Officer
email: robert.berman@biohavenpharma.com

With a copy to:   IPraxus Legal, LLC
            67 Sterling Hill Road
            P.O. Box 689
            Lyme, CT 06371 US
            Attn: Warren K. Volles
            Email: mail@ipraxuslegal.com

To Catalent:    Catalent U.K. Swindon Zydis Limited
Frankland Road
Blagrove
Swindon
Wiltshire SN5 8RU
United Kingdom
Attn: VP/GM Modified Release Technologies
Facsimile: +44 1793 886998]

With a copy to:   Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873
USA
Attn: General Counsel (Legal Department)
E-Mail: GenCouns@catalent.com
Facsimile: +1 (732) 537-6491

ARTICLE 18
MISCELLANEOUS
18.1 Entire Agreement; Amendments. This Agreement, together with the Quality Agreement and the Development Agreement, constitutes the entire understanding between the parties, and supersedes any contract, agreement or understanding (oral or written) of the parties, with respect to its subject matter. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to periods prior to the Effective Date or to business dealings not covered by this Agreement. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.
18.2 Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided in this Agreement or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”), (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement, and (G) subject to Applicable Laws, all references to liabilities or obligations of Catalent shall be subject to Article 14, regardless of whether the particular provision includes a cross-reference to Article 14. This Agreement shall be construed as if it were drafted jointly by the parties.

18.3 Further Assurances. The parties shall execute, acknowledge and deliver such further instruments and take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
18.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
18.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.
18.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debt or make any commitment for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.
18.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign its rights and delegate its duties under this Agreement to an Affiliate (and in the case of Client, to a Collaborator, upon Catalent’s written consent, which shall not be unreasonably withheld) or to a successor that acquires (through the purchase of assets, stock or otherwise) substantially all of the business or assets of the assigning party to which this Agreement relates and any assignment in violation of this Section 18.7 shall be void ab initio.
18.8 No Third Party Beneficiaries. This Agreement shall not confer any right or remedy upon any individual or entity other than the parties and their respective successors and permitted assigns, except that the Client Indemnitees and the Catalent Indemnitees may invoke the benefits of the indemnification provisions of this Agreement.
18.9 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
18.10 Alternative Dispute Resolution. Any dispute arising between the Parties in connection with this Agreement shall first be presented to the respective senior executives of the Parties for their consideration and resolution. If such Parties’ executives cannot resolve such dispute within ninety (90) days, then such dispute may submitted be either Party to arbitration by the International Institute for Conflict Prevention and Resolution, 575 Lexington Avenue, 21st Floor, New York, NY  10022 (“CPR”) by one arbitrator selected by the Parties. If no agreement on an arbitrator can be reached within thirty (30) days after the CPR offers names of potential arbitrators, then the CPR will choose one arbitrator having reasonable experience in commercial transactions of the type described in this Agreement. The arbitration shall take place in the English language in New York City, New York, in accordance with the CPR administered arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction of the matter. The arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages. The arbitrator shall award to the prevailing party, if any, its costs and attorneys’ fees and expenses reasonably incurred in connection with the arbitration, including any subsequent or related enforcement proceeding.
18.11 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.
18.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
18.13 Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.
18.14 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, vendors, public utilities or common carriers; provided, that the party seeking relief under this Section 18.14 shall promptly notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section 18.14 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for 180 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

CATALENT U.K. SWINDON ZYDIS LIMITED

By:	/s/ Peter Allen
Name: Peter Allen
Title: General Manager

Biohaven Pharmaceuticals, Inc.

By:	/s/ Vlad Coric
Name: Vlad Coric
Title: CEO and Director

Signature Page to Zydis® Commercial Supply Agreement